Exhibit 10.17

NOTE EXTENSION AND MODIFICATION AGREEMENT

THIS NOTE AND EXTENSION MODIFICATION AGREEMENT (“Agreement”) is entered into by and between JILCO INDUSTRIES, INC., a California corporation (“Payor”) and LEONARD M. ROSS, a California resident (“Payee”).

Payor and Payee do hereby mutually acknowledge and agree that Payor is presently liable for the indebtedness represented by a certain promissory note payable to Payee dated December 18, 1987 in the original principal amount of FORTY THOUSAND DOLLARS ($40,000.00) (“Note”) with interest accruing on the unpaid principal balance at the rate of 9% per year. Payor and Payee previously agreed to extend the initial maturity date of December 31, 1989 to December 31, 1991 and subsequently agreed to extend the second maturity date of December 31, 1991 to December 31, 1994. Said Note was not paid on December 31, 1994 and interest on the unpaid principal balance has continued to accrue through July 31, 2006. Payor has requested Payee to again extend the maturity date of said Note and Payor is willing to do so.

NOW, THEREFORE, FOR VALUABLE CONSIDERATION IN HAND

RECEIVED, the parties hereto, and each of them, do hereby agree that as of the date hereof, the unpaid principal portion of the Note and all unpaid accrued interest, if any, shall be all due and payable on July 31, 2007.

Nothing contained herein shall be deemed to affect the obligation of Payor regarding the payment of interest accrued on the Note through the date hereof, or to affect any obligations of Payor under the Note, except as set forth herein.

IN WITNESS WHEREOF, the parties hereto, and each of them, have executed this Agreement as of the date set forth below but effective as of the 31st day of December, 1994.

JILCO INDUSTRIES, INC.
a California corporation

Date: August 29, 2006	By:	/s/ Martha J. Kretzmer
Martha J. Kretzmer
President
“Payor”

Date: August 29, 2006	By:	/s/ Leonard M. Ross
Leonard M. Ross
“Payee”